Exhibit 10.1

First Amendment to License Agreement

This First Amendment to License Agreement (the “Amendment”) is made and entered into as of September 19, 2019, by and between AC Immune SA, a Swiss Company (“ACI”) and Eli Lilly and Company, an Indiana Corporation (“Lilly”). (As used herein ACI and Lilly may be individually referred to as a “Party” and collectively referred to as the “Parties”).

RECITALS

WHEREAS, ACI and Lilly are parties to that certain License Agreement dated December 11, 2018 (the “Agreement”) related to developing small molecule tau inhibitors; and

WHEREAS, the Parties desire to amend the Agreement to reflect the Parties’ agreement to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

AGREEMENT

1.	Definitions. All capitalized terms used in this Amendment but not otherwise defined herein shall have the same meanings given to such terms in the Agreement.

2.	Amendments to Agreement.

a)	Section 7.2.1(i) of the Agreement shall be deleted in its entirety and replaced with the following:

(i)	(a) within ten (10) Business Days after the end of the Lilly Pre-Clinical Activities Period, but in no event later than October 7, 2019, thirty million Swiss Francs (CHF 30,000,000) and (b) thirty million Swiss Francs (CHF 30,000,000) no later than March 31, 2020; provided, that no such payment of such thirty million Swiss Francs (CHF 30,000,000) under this Section 7.2.1(i)(b) will be due by Lilly if Lilly provides ACI with notice of termination of this Agreement pursuant to Section 12.2.6 after October 7, 2019 and at least ten (10) Business Days prior to March 31, 2020.

b)	Section 12.2.6 of the Agreement shall be deleted in its entirety and replaced with the following:

Termination before March 31, 2020. At any time after October 7, 2019 and on or before the tenth (10th) Business Day prior to March 31, 2020, Lilly may terminate this Agreement immediately upon written notice to ACI. For clarity, if Lilly terminates this Agreement in accordance with this Section 12.2.6, Lilly shall not be obligated to pay the thirty million Swiss Francs (CHF 30,000,000) payment set forth in Section 7.2.1(i)(b).

3.	Limitation of this Amendment. Except as expressly provided herein, the Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without further amendments thereto.

4.	Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[Signature Page to Follow]

THIS AMENDMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ELI LILLY AND COMPANY		AC IMMUNE SA

By:	/s/ David Ricks	By:	/s/ Andrea Pfeifer
Name:	David Ricks	Name:	Andrea Pfeifer
Title:	President and CEO	Title:	Chief Executive Officer

AC IMMUNE SA

		By:	/s/ Martin Velasco
		Name:	Martin Velasco
		Title:	Vice-Chairman

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